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Exhibit 99.1

Investor Relations (303) 691-4350 Investor@aimco.com Jennifer Martin Vice President—Investor Relations (303) 691-4440

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
ANNOUNCES JOINT VENTURE WITH GE REAL ESTATE

        DENVER, COLORADO, January 5, 2004

        Apartment Investment and Management Company ("Aimco") (NYSE:AIV) announced today that it formed a joint venture (the "JV") with GE Real Estate. At closing on December 30, 2003, Aimco transferred to the JV interests in 33 of its apartment properties with a total of 9,534 units and GE Real Estate contributed cash.

        The 33 properties have a gross value estimated at approximately $346 million and currently have $204 million in mortgage debt that was assumed by the JV. GE Real Estate received a 75% non-managing member interest in the JV, and Aimco received a 25% managing member interest in the JV. Aimco will continue to manage the properties and will receive a promoted interest if leveraged returns to GE Real Estate exceed 11%. As a result of its control over day-to-day operations, Aimco will continue to consolidate in its financial statements the properties contributed to the JV. Aimco will not recognize any GAAP gain or loss as a result of this transaction.

        Aimco received approximately $107 million in cash proceeds at closing, before transaction costs and funding of reserves. Aimco intends to use the net proceeds to redeem preferred stock, to fund acquisitions of limited partnership interests, and for general corporate purposes. The annualized effect of the transaction on Aimco's Adjusted Funds from Operations ("AFFO") and Funds from Operations ("FFO") is expected to be $0.00 per share and a reduction of $0.02 per share, respectively, assuming 75% of the proceeds is used to redeem preferred stock and 25% is used to fund acquisitions of limited partnership interests. Based on the expected timing of the preferred stock redemption, Aimco anticipates that there will be an incremental reduction in AFFO and FFO of $0.01 per share in the first quarter 2004.

        "We are pleased to expand our relationship with GE Real Estate through the formation of this joint venture," said Paul McAuliffe, Aimco's chief financial officer. "This transaction allows Aimco to raise equity capital at a competitive cost compared to property sales and to reduce mortgage and preferred leverage."

        The JV is expected to acquire additional apartment properties in 2004, including five properties that have been underwritten and are expected to close in the first and second quarter of 2004, bringing the total to 38 properties. GE Real Estate plans to invest up to $300 million of equity in the JV for investment in apartment properties, including the investment made to date, subject to its underwriting approval.

        "This JV brings together two organizations with significant complementary resources," said Rick Hurd, managing director, Institutional Equity Group at GE Real Estate. "GE Real Estate will provide a reliable source of capital while Aimco offers valuable experience in real estate operations to help maximize the value of these properties. We are pleased to partner with Aimco, and we look forward to adding properties to the joint venture over the coming months," he said.

        The 38 properties, which include 10,794 apartments units, are part of Aimco's core portfolio and are located as follows:

	Number of Properties	Number of Units
Houston	14	3,101
Dallas	3	920
Nashville	1	300
Chicago	3	785
Cincinnati	3	666
Grand Rapids	1	1,710
Tampa	6	1,591
San Antonio	1	224
Washington D.C.	1	360
Virginia Beach	2	746
Southern California	3	391

Total:	38	10,794

        Aimco is a real estate investment trust headquartered in Denver, Colorado owning and operating a geographically diversified portfolio of apartment communities through 19 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,685 properties, including approximately 300,000 apartment units, and serves approximately one million residents each year. Aimco's properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are included in the S&P 500.

        GE Real Estate (www.gerealestate.com), a business unit of GE Commercial Finance, is one of the world's leading resources for commercial real estate capital. Headquartered in Stamford, Connecticut, GE Real Estate has assets of nearly $28 billion and more than 30 offices throughout North America, Europe and Asia. GE Commercial Finance, with approximately $200 billion in assets, provides a broad range of financing products and services to businesses of all sizes throughout the world. GE is a AAA-rated, diversified services, technology and manufacturing company, with operations worldwide.

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY ANNOUNCES JOINT VENTURE WITH GE REAL ESTATE